Exhibit 99.1

	For Crown Castle:	Jay Brown, CFO
Fiona McKone, VP – Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES

$4.85 BILLION AT&T TOWER TRANSACTION

•	Reinforces Crown Castle’s position as largest provider of wireless infrastructure in the US with approximately 40,000 towers in the US

•	Urban-centric portfolio; nearly 50% of sites in top 50 US markets

•	High quality tenant profile; approximately 84% of pro forma consolidated site rental revenues coming from Big 4 US wireless carriers

October 20, 2013 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that it has entered into a definitive agreement pursuant to which Crown Castle will acquire rights to approximately 9,700 AT&T towers for $4.85 billion in cash at closing (subject to certain limited adjustments). Under the definitive agreement, Crown Castle will have the exclusive right to lease and operate the AT&T towers for a weighted average term of approximately 28 years. In addition, Crown Castle will have the option to purchase the towers at the end of the respective lease terms for aggregate option payments of approximately $4.2 billion, which payments, if exercised, would be primarily between 2032 and 2048.

“We are very pleased with our agreement with AT&T, which strengthens our position as the largest provider of shared wireless infrastructure in the US, which we believe is the largest, fastest growing and most profitable wireless market in the world,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “Consistent with our focus on the top 100 US markets, nearly half of the AT&T towers are located in the top 50 markets, where we expect the majority of network densification and upgrade activity to occur. With an average of only 1.7 existing tenants per site, we expect the AT&T tower assets to provide significant growth opportunities driven by the continued consumer demand for wireless data services. While this transaction increases our tower count by approximately 33%, the transaction consideration represents only approximately 15% of our enterprise value. Additionally, we believe this

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transaction strengthens the credit quality of our revenue, with pro forma 84% of our consolidated site rental revenue coming from the Big 4 US wireless carriers. Further, we expect the impact from the contemplated transaction and related financings to be slightly accretive to our 2014 adjusted funds from operations per share and 5% accretive to our long-term adjusted funds from operations per share.”

AT&T has contracted to maintain its communications facilities on the towers for a minimum of 10 years with monthly rent of $1,900 per site and fixed annual rent escalators of 2%. AT&T will also have access to additional space on the towers for its future use, subject to certain restrictions. Crown Castle will have the right to sublease other available capacity on the towers to additional tenants and believes the AT&T towers have sufficient capacity to accommodate at least one additional tenant per tower.

Crown Castle estimates the AT&T towers will contribute approximately $245 million to $255 million to its Adjusted Funds from Operations (“AFFO”) before financing costs in 2014. Crown Castle expects to fund the transaction with cash on hand and equity and debt financing, including borrowings under its revolving credit facility. Following the contemplated transaction, Crown Castle will continue to be the largest wireless infrastructure operator in the US with approximately 40,000 towers throughout the US and extensive small cell operations in over 50 markets. The transaction is expected to close in the fourth quarter of 2013, subject to customary closing conditions.

Crown Castle has scheduled a conference call for Monday, October 21, 2013 at 7:30 a.m. Eastern Time to discuss the transaction, as well as its third quarter 2013 results. Crown Castle plans to release its third quarter 2013 results on Monday, October 21, 2013, at 5:00 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9722 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.

A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Monday, October 21, 2013 through 11:59 p.m. Eastern Time on Monday, October 28, 2013 and

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may be accessed by dialing 303-590-3030 using access code 4644535. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle is being advised by Cravath, Swaine & Moore LLP as legal advisor.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Pro forma for the announced transaction with AT&T, Crown Castle owns, operates and manages approximately 40,000 and 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes forward-looking estimates of AFFO, which is a non-GAAP financial measure. Information with respect to AFFO is presented as additional information because Crown Castle’s management believes the measure is a useful indicator of the financial performance of our core business. Crown Castle defines AFFO as Funds from Operations (“FFO”) before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts and interest rate swaps, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and asset write-down charges and less capital improvement capital expenditures and corporate capital expenditures. Crown Castle defines FFO as net income plus adjusted tax provision plus real estate depreciation, amortization and accretion.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

AFFO contribution from the AT&T towers for the year ending December 31, 2014 is forecasted as follows:

(in millions)	Full Year 2014(b) AT&T Tower Acquisition Contribution to Consolidated Outlook
Net income	$40 to $60
Adjusted tax provision (a)	$15 to $35
Real estate related depreciation, amortization and accretion	$130 to $170

FFO	$212 to $227

FFO (from above)	$212 to $227

Adjustments to increase (decrease) FFO:
Straight-line revenue	$(5) to $10
Straight-line expense	$25 to $40
Stock-based compensation expense	$0 to $0
Non-real estate related depreciation, amortization and accretion	$0 to $0
Amortization of deferred financing costs, debt discounts and interest rate swaps	$0 to $0
Other (income) expense	$0 to $0
Gains (losses) on retirement of long-term obligations	$0 to $0
Acquisition and integration costs	$0 to $0
Asset write-down charges	$0 to $0
Capital improvement capital expenditures	$(7) to $(5)
Corporate capital expenditures	$0 to $0

AFFO	$245 to $255

(a)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.
(b)	Excludes the impact of expected financing relating to the AT&T tower transaction. Assumes AT&T tower transaction closes on December 31, 2013.

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Cautionary Language Regarding Forward-Looking Statements

This press release contains certain forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (i) the timing of closing of the contemplated AT&T tower transaction (“Contemplated Transaction”), (ii) funding and financing of the Contemplated Transaction, (iii) the impact of the Contemplated Transaction and related financing on Crown Castle’s financial and operating results, including AFFO (including on a per share basis) and revenue, (iv) tenant capacity and growth opportunity of the AT&T towers, (v) the nature and attributes of the US wireless market, (vi) carrier network upgrades, (vii) Crown Castle’s growth, and (viii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”